Exhibit 99.1

Heartland Express, Inc. Announces Public Secondary Offering

NORTH LIBERTY, IOWA, July 21, 2020 -- Heartland Express, Inc. (“Heartland”) (Nasdaq: HTLD) announced today a public secondary offering of its common stock by a family trust (the “selling stockholder”) for the benefit of Heartland's founding family, the Gerdin family.  The selling stockholder is offering for sale to the public 3,260,870 shares of Heartland’s common stock and up to an additional 489,130 shares of common stock if the underwriter exercises in full its 30-day option to purchase additional shares.  The Gerdin family and related trusts and partnerships will continue to hold approximately 40% of our outstanding shares after this offering, including if the underwriter exercises in full its option to purchase additional shares.  All net proceeds from the offering will go to the selling stockholder and all expenses of the offering will be paid by the selling stockholder.

Morgan Stanley is the underwriter for the offering. The shares are being offered pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission (the “Commission”). The offering is being made only by means of a prospectus and related preliminary prospectus supplement, copies of which, when available, may be obtained from: Morgan Stanley & Co. LLC, 180 Varick Street, 2nd Floor, New York, NY 10014, Attention: Prospectus Department. You may also get these documents for free by visiting the Commission’s website at www.sec.gov.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor will there be any sale of any securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Heartland

Heartland Express, Inc. is an irregular route truckload carrier based in North Liberty, Iowa, serving customers with shipping lanes throughout the United States. Heartland focuses on medium to short haul regional freight, offering shippers industry-leading safety and superior on-time service so they can achieve their strategic goals.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," and similar terms and phrases. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. In this press release, the statements regarding the offering are forward-looking statements. Actual results could be affected by, and readers should review and consider, the risk factors disclosed by Heartland in its filings with the Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

Contact:	Heartland Express, Inc. 319-626-3600
Mike Gerdin, Chief Executive Officer
Chris Strain, Chief Financial Officer

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